PetIQ, Inc. Reports Fourth Quarter and  Full Year 2017 Financial Results

Company Reiterates Outlook for Full Year 2018

EAGLE, Idaho – March 13, 2018 – PetIQ, Inc. (“PetIQ” or the “Company”) (NASDAQ: PETQ), a leading pet medication and wellness company, today reported financial results for its fourth quarter and year ended December 31, 2017.

Fourth Quarter 2017 Highlights  Compared to Prior Year Period

•	Net sales were $51.9 million, an increase of 15.6% year-over-year
•	Net loss was $3.4 million
•	Adjusted net income increased $3.7 million to $2.6 million
•	Adjusted EBITDA increased $2.0 million to $3.6 million, an increase of 132% year-over-year

Full Year 2017 Highlights  Compared to Prior Year

•	Net sales were $266.7 million, an increase of 33.2% year-over-year
•	Net income increased $11.2 million to $7.8 million
•	Adjusted net income increased $18.1 million to $16.9 million
•	Adjusted EBITDA increased $11.7 million to $22.3 million, an increase of 110% year-over-year

Cord Christensen, PetIQ’s Chairman and Chief Executive Officer commented, “We are pleased with our record year of growth and profitability. PetIQ is uniquely positioned for future growth with a business model that is supported by attractive macro trends, and differentiated operational characteristics that are revolutionizing how pet parents obtain their pet healthcare products and services.  As we kick off 2018, we are a  larger and more diversified pet health and wellness company with the addition of VIP Petcare and we look forward to capitalizing on the strategic value of our combined platform.  We have countless opportunities to leverage each other’s relationships and we believe this will drive shareholder value over the long-term.”

Fourth quarter 2017 Financial Results

Net sales increased 15.6% to $51.9 million for the fourth quarter of 2017 compared to $44.9 million for the same period in the prior year. This increase is significant when considering the anniversary of the Company’s major expansion into Pet Specialty in the fourth quarter of 2016.  PetIQ continues to see significant growth as a result of the execution of its four growth initiatives which include growing consumer awareness of its products in the retail channel, delivering innovation in pet health and wellness at a great consumer value, expanding strong partnerships with leading retailers and pharmacies, and increasing the number of products with existing retailers.

Gross profit was $10.5 million, compared to $7.6 million, in the same period last year. The increase in gross profit was primarily due to the growth in net sales which created improved economies of scale as well as improved sales mix of more profitable categories and procurement improvements. Gross margin increased 330 basis points to 20.3% for the fourth quarter of 2017 from 17.0% for the fourth quarter of 2016.

Net loss was $3.4 million for the fourth quarter of 2017 compared to a net loss of $1.2 million for the prior year period. The increase in net loss largely resulted from Company recognized a one-time non-cash tax expense of $3.4 million, or $0.16 per diluted share, associated with the revaluation of its deferred tax assets, as well as a provisional tax expense of $0.2 million associated with the deemed repatriation of foreign earnings during the fourth quarter of 2017.  Additionally, fourth quarter reported net loss includes $2.0 million in transaction costs associated with the Company’s acquisition of Community Veterinary Clinics

(d/b/a VIP Petcare) (“VIP”), stock-based compensation expense of $0.2 million and costs related to becoming a public company of $0.4 million. Excluding these items, adjusted net income was $2.6 million in the fourth quarter of 2017 compared to adjusted net loss of $1.2 million in the prior year period.

Adjusted EBITDA increased $2.0 million, or 132% to $3.6 million for the fourth quarter of 2017 compared to $1.5 million in the fourth quarter 2016.  Adjusted EBITDA margin increased 340 basis points to 6.8% compared to 3.4% for the fourth quarter of 2016.

Adjusted net income (loss), EBITDA and adjusted EBITDA are Non-GAAP financial measures defined under “Non-GAAP Measures,” and are reconciled to net income in the financial tables that accompany this release.

Full Year 2017 Financial Results

Net sales increased $66.5 million or 33.2%, to $266.7 million for the year ended December 31, 2017, compared to $200.2 million for the year ended December 31, 2016.

Gross profit increased $18.6 million to $51.2 million for the year ended December 31, 2017, compared to $32.5 million for the year ended December 31, 2016.  Gross margin increased 290 basis points to 19.2% for 2017 from 16.3% for the prior year.

Net income was $7.8 million for 2017 compared to a net loss of $3.4 million for the prior year.  Adjusted net income was $16.9 million for the year ended December 31, 2017 compared to an adjusted net loss of $1.2 million in the prior year.  The primary differences between net income and adjusted net income are the aforementioned one-time tax expense associated with the revaluation of the Company’s deferred tax assets, acquisition costs associated with the VIP acquisition, and the costs of becoming a public company. The increase in net income was a result of increasing sales, growth in gross margin, and SG&A growing at a slower pace than net sales, offset by the adjusted items.

Adjusted EBITDA increased $11.7 million to $22.3 million, or 110% for 2017 compared to $10.6 million in 2016.  Adjusted EBITDA margin increased 310 basis points to 8.4% in 2017 compared to 5.3% for 2016.

Cash and Debt

As of December 31, 2017, the Company had cash and cash equivalents of $37.9 million, compared to $0.8 million at December 31, 2016.  The outstanding balance on PetIQ’s revolving credit facility and term loan as of December 31, 2017 was $15.3 million, compared to $27.5 million at December 31, 2016.  The increase in cash versus the prior year period is primarily due to the receipt of $45.9 million in net proceeds associated with the Company’s IPO which closed on July 26, 2017.  The reduction of debt is due to cash generated by operations being used to pay down debt, offset by increases in working capital.

VIP Petcare Acquisition

On January 17, 2018, the Company completed the acquisition of VIP for total estimated consideration of $200 million consisting of $100 million in cash, 4.2 million Class B common shares, a  $10 million note payable to the sellers, and two $10 million earn outs payable upon achievement of certain 2018 and 2019 combined company Adjusted EBITDA targets.  Following the issuance of 4.2 million Class B shares to be issued to VIP as part of the acquisition consideration, the Company will have approximately 25.7 million shares outstanding, consisting of  15.4 million Class A shares, and 10.3 million Class B shares.

Adoption of New Revenue Recognition Standard

In the first quarter of 2018, the Company will be adopting the new revenue recognition standard (“ASC 606”) using the modified retrospective adoption method. The cumulative effect of adopting this guidance will result in an adjustment to opening accumulated deficit of approximately $0.3 million. This change will have no effect on 2017 results and prior periods will not be restated. Additionally, the Company expects the implementation of the standard to result in an acceleration of certain expenses trade programs, allowance accruals, and other forms of variable consideration. This change will reduce net sales and profitability in the first and second quarters of 2018, with an offsetting increase in net sales and profitability in the third and fourth quarters, relative to past practice.  The Company will also classify certain costs associated with the display of product as cost of goods sold at the point in time in the transfer of control to a customer occurs.  Previously the Company had accounted for these costs as merchandising expenses in the period in which the displays were utilized.

2018 Outlook

PetIQ reiterates the following fiscal 2018 financial outlook:

•	Consolidated net sales of $450 million to $500 million, an increase of 69% to 87% year-over-year;
•	Adjusted EBITDA of $40 million to $45 million, an increase of 79% to 102% year-over-year;
•

The VIP acquisition is expected to further diversify PetIQ’s current net sales mix, with the veterinarian products business representing approximately 75% of net sales and the veterinarian services business representing approximately 25% of net sales;

•	Incremental annual interest expense of $5.7 million associated with the financing of the transaction; and
•	Combined federal and state tax rates, excluding any non-controlling interest impact, for the consolidated Company of approximately 25%.

The Company does not provide guidance for the most directly comparable GAAP measure, net income, and similarly cannot provide a reconciliation between its forecasted adjusted EBITDA and net income metrics without unreasonable effort due to the unavailability of reliable estimates for certain items. These items are not within the Company’s control and may vary greatly between periods and could significantly impact future financial results.

PetIQ will be providing historical financial statements for VIP and combined pro forma financial information as required by the SEC.  The preparation process is ongoing and the Company expects to have this work completed within the allotted 75 day period following the close of the transaction.  Additionally, beginning in the first quarter of 2018, the Company will present segment information for its products and services business lines.

Clinic Opening Announcement

PetIQ also announced today that it has entered into an agreement to open 20 veterinarian clinics within Walmart stores.  The clinics will open between March and the end of the second quarter of 2018.

Conference Call and Webcast

The Company will host a conference call and webcast where members of the executive management team will discuss these results with additional comments and details today, March 13, 2018, at 4:30 p.m. ET. The conference call will be available live over the Internet through the “Investors” section of the Company’s website at www.PetIQ.com.  To participate on the live call listeners in North America may dial 877-451-6152 and international listeners may dial 201-389-0879.

A replay of the conference call will be archived on the Company’s website and telephonic playback will be available from 7:30 p.m. ET, March 13, 2018, through April 3, 2018. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671 the passcode is 13676730.

About PetIQ

PetIQ is a leading, rapidly growing pet health and wellness company.  Through over 60,000 points of distribution across retail and e-commerce channels, PetIQ and VIP Petcare, a wholly-owned subsidiary, have a mission to make pet lives better by educating pet parents on the importance of offering regular, convenient access and affordable choices for pet preventive and wellness veterinary products and services.  PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them. For more information, visit www.PetIQ.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could" and similar expressions.  Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our ability to grow our business through acquisitions; our ability to integrate, manage and expand VIP’s business; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; our ability to achieve or sustain profitability; competition from veterinarians and others in our industry;; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our failure to protect our intellectual property; costs associated with governmental regulation; risks related to our international operations; our ability to keep and retain key employees; and the risks set forth under the "Risk Factors'” section of the final prospectus for PetIQ, Inc., dated July 20, 2017, and filed with the SEC on July 21, 2017.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.  The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: Adjusted net income (loss), EBITDA and Adjusted EBITDA.

Adjusted net income (loss) consists of GAAP Net income adjusted for tax expense, costs to become a public company, acquisitions expenses, and stock based compensation expense.  Adjusted Net Income (loss) is utilized by management: (i) to compare operations of the Company prior to our initial public offering and (ii) to evaluate the effectiveness of our business strategies.

EBITDA represents net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA plus loss on debt extinguishment, management fees, stock based compensation expense, acquisition expenses, and litigation expenses. Adjusted EBITDA adjusts for transactions that management does not believe are representative of our core ongoing business. Adjusted EBITDA Margin is Adjusted EBITDA stated as a percentage of Net sales.  Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation and (ii) to evaluate the effectiveness of our business strategies.  The Company presents EBITDA because it is a necessary component for computing Adjusted EBITDA.

We believe that the use of Adjusted Net income (loss), EBITDA and Adjusted EBITDA provide additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating Adjusted Net Income, EBITDA and Adjusted EBITDA that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of Adjusted Net Income, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted Net Income, EBITDA and Adjusted EBITDA in the same manner.  Our management does not, and you should not, consider Adjusted Net Income, EBITDA or Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted Net Income, EBITDA and Adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements.  See a reconciliation of Non-GAAP measures to net income, the most comparable GAAP measure, in the financial tables that accompany this release.

CONTACT:

Investor Relations Contact:	Media Relations Contact:
Katie Turner	Cory Ziskind
ICR	ICR
646-277-1228	646-277-1232
katie.turner@icrinc.com	cory.ziskind@icrinc.com

PetIQ, Inc. Balance Sheets

(dollars in thousands, except per share amounts)

(Unaudited)

	December 31, 2017	December 31, 2016
Current assets
Cash and cash equivalents	$37,896	$767
Accounts receivable, net of allowance for doubtful accounts	21,759	17,195
Inventories	44,056	34,232
Supplier prepayments	3,173	2,985
Other current assets	1,991	1,358
Total current assets	108,875	56,537
Property, plant and equipment, net	15,000	13,044
Restricted deposits	200	250
Deferred tax assets	5,994	—
Other non-current assets	2,446	2,826
Intangible assets, net of accumulated amortization	3,266	4,054
Goodwill	5,064	4,619
Total assets	$140,845	$81,330
Liabilities and member's equity
Current liabilities
Accounts payable	$14,234	$9,333
Accrued wages payable	1,811	1,100
Accrued interest payable	115	44
Other accrued expenses	305	27
Current portion of deferred acquisition liability	1,575	250
Current portion of long-term debt and capital leases	151	2,321
Total current liabilities	18,191	13,075
Non-current liabilities
Long-term debt	17,183	25,158
Obligations under capital leases, less current installments	389	434
Deferred acquisition liability	—	1,303
Other non-current liabilities	238	378
Total non-current liabilities	17,810	27,273
Commitments and contingencies
Equity
Members equity	—	42,941
Additional Paid-in capital	70,873	—
Class A common stock, par value $.001 per share, 125,000,000 shares authorized, 13,222,583 shares issued and outstanding December 31, 2017	13	—
Class B common stock, par value $.001 per share, 8,401,521 shares authorized, 8,268,188 shares issued and outstanding at December 31, 2017	8	—
Accumulated deficit	(3,493)	—
Accumulated other comprehensive loss	(687)	(1,940)
Total stockholders' / member's equity	66,714	41,001
Non-controlling interest	38,130	(19)
Total equity	104,844	40,982
Total liabilities and equity	$140,845	$81,330

PetIQ, Inc.  Statement of Operations

(dollars in thousands, except per share amounts)

(Unaudited)

	Three months ended		Year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales	$51,926	$44,913	$266,687	$200,162
Cost of sales	41,400	37,259	215,493	167,615
Gross profit	10,526	7,654	51,194	32,547
Operating expenses
General and administrative expenses	10,484	7,538	37,905	31,845
Operating income (loss)	42	116	13,289	702
Interest expense, net	(212)	(669)	(1,563)	(3,058)
Foreign currency gain/(loss), net	12	59	(140)	(24)
Loss on debt extinguishment	—	(688)	—	(1,681)
Other income, net	187	5	201	666
Total other expense, net	(13)	(1,293)	(1,502)	(4,097)
Pretax net income (loss)	29	(1,177)	11,787	(3,395)
Income tax expense	(3,420)	—	(3,970)	—
Net income (loss)	(3,391)	(1,177)	7,817	(3,395)
Net income (loss) attributable to noncontrolling interest	(124)	(1,177)	11,310	(3,395)
Net loss attributable to PetIQ	$(3,267)	$—	$(3,493)	$—
Net loss per share attributable to PetIQ, Inc. Class A common stock(1)
-Basic	$(0.25)	—	$(0.26)	—
-Diluted	$(0.25)	—	$(0.26)	—
Weighted Average shares of Class A common stock outstanding
-Basic	13,222,583	—	13,222,583	—
-Diluted	13,222,583	—	13,222,583	—

(1)	Basic and Diluted earnings per share is applicable only for periods after the Company’s IPO.

PetIQ, Inc. Statement of Cash Flows

(dollars in thousands)

(Unaudited)

	For the year ended December 31,
	2017	2016
Cash flows from operating activities
Net income (loss)	$7,817	$(3,395)
Adjustments to reconcile net income to net cash used for operating activities
Depreciation and amortization of intangible assets and loan fees	3,614	4,074
Loss on disposition of property	20	42
Foreign exchange (gain) loss on liabilities	228	(28)
Stock based compensation expense	447	—
Deferred tax adjustment	3,690	—
Warranty settlement gain	—	(645)
Changes in assets and liabilities
Accounts receivable	(4,313)	(2,216)
Inventories	(9,718)	(542)
Prepaid expenses and other assets	(721)	2,037
Accounts payable	4,152	104
Accrued wages payable	694	(128)
Other accrued expenses	(28)	(229)
Net cash provided by (used in) operating activities	5,882	(926)
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	—	1
Purchase of property, plant, and equipment and intangibles	(4,131)	(2,041)
Net cash used in investing activities	(4,131)	(2,040)
Cash flows from financing activities
Proceeds from issuance of long term debt	260,020	238,252
Principal payments on long term debt	(270,458)	(243,852)
Proceeds from Initial Public Offering (IPO) of Class A Shares, net of underwriting discounts and offering costs	104,010	—
Repayment of preference notes	(55,960)	—
Change in restricted cash and deposits	50	—
Purchase of LLC units from Continuing LLC Owners	(2,133)	6,894
Principal payments on capital lease obligations	(116)	(93)
Payment of deferred financing fees and debt discount	(42)	(509)
Net cash provided by financing activities	35,371	692
Net change in cash and cash equivalents	37,122	(2,274)
Effect of exchange rate changes on cash and cash equivalents	7	(209)
Cash and cash equivalents, beginning of period	767	3,250
Cash and cash equivalents, end of period	$37,896	$767

PetIQ, Inc.

Reconciliation between Net Income (loss) and Adjusted EBITDA

(Unaudited)

	Three months ended		Years ended
$'s in 000's	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income (loss)	$(3,391)	$(1,177)	$7,817	$(3,395)
Plus:
Tax expense	3,420	-	3,970	-
Depreciation	553	565	2,348	1,915
Amortization	270	259	1,052	1,067
Interest	212	669	1,563	3,058
EBITDA	$1,064	$316	$16,750	$2,645
Acquistion costs	1,965	-	1,965	-
Loss on extinguishment and related costs(1)	-	688	-	1,681
Management fees(2)	66	356	610	864
Litigation expenses(3)	-	36	-	3,262
Costs associated with becoming a public company	435	138	2,710	2,180
Stock based compensation expense	201	-	447	-
Supplier receivable write-off(4)	(175)	-	(175)	-
Adjusted EBITDA	$3,556	$1,534	$22,307	$10,632
EBITDA margin	6.8%	3.4%	8.4%	5.3%

(1)	Loss on debt extinguishment reflects costs relating to the refinancing of our prior credit facility, including a write-off of unamortized loan fees, legal fees and termination fees.
(2)	Represents annual fees paid pursuant to our management agreements with Eos, Highland and Labore. The management agreements terminated in connection with an initial public offering.
(3)	These litigation expenses relate to cases involving the Company that were favorably resolved in the second quarter of 2016.
(4)

During 2015 the Company terminated its relationship with a supplier in accordance with a supply agreement, resulting in the Company writing off the full amount of cash advanced to the supplier as a supplier prepayment on the procurement of inventory.  The Company collected a settlement on the matter in 2017.

PetIQ, Inc.

Reconciliation between Net Income (loss) and Adjusted Net Income (loss)

(Unaudited)

	Three months ended		Year ended
$'s in 000's	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income (loss)	$(3,391)	$(1,177)	$7,817	$(3,395)
Plus:
Acquisition costs	1,965	—	1,965	—
Tax expense	3,420	—	3,970	—
Stock based compensation expense	201	—	447	—
Costs associated with becoming a public company	435	138	2,710	2,180
Adjusted net income (loss)	$2,630	$(1,039)	$16,909	$(1,215)